SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), is made and entered as of the 12th day of March, 2007 (the “Effective Date”), by and between MMC Energy, Inc. (the “Company”), on the one hand, and Martin Quinn (the “Executive”), on the other hand.

WHEREAS, the Executive was an employee of the Company holding the position of President and Chief Operating Officer, and was a member of the Board of Directors of the Company; and

WHEREAS, the Company and the Executive severed their employment relationship with the Executive on the date first written above;

NOW, THEREFORE, in consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound hereby, agree as follows:

1. The Executive acknowledges that he is entitled to no damages, payments, benefits, compensation, remuneration, back pay, front pay, costs, expenses or fees of any kind as a result of his employment with the Company and/or the termination of that employment, except as provided in this Agreement.

2. In consideration for the Executive’s promises contained herein, if, upon the expiration of the revocation and cancellation period (the “Revocation Period”) described in Paragraph 16 below, the Executive has not revoked this Agreement and has properly executed and delivered this Agreement as described in Paragraph 8(a) below, then in consideration thereof, the Company shall pay following amounts to the Executive:

a.
Within a reasonable time, not to exceed ten (10) days from the date of the Agreement, the Company shall pay the Executive $300,000 in full satisfaction of all of the below categories described in the Employment Agreement between the Executive and the Company, dated May 2006:

i.	Executive’s base salary through the Scheduled Termination Date, which is May 15, 2009;

ii.	Vacation days that the Executive would have accrued through the Scheduled Termination Date; and

iii.	Severance payments to Executive.

b.
In addition, the Company shall pay for continued coverage under the health and life insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company (each, an “Existing Plan” and collectively, the “Existing Plans”), or, in the event that any such Existing Plan does not permit coverage of the Executive following his last date of employment with the Company, under health and life insurance plans that provide substantially similar coverage to the Existing Plans, through the earlier of the Scheduled Termination Date or until the Executive obtains other employment.

c.	In addition, the Company shall pay the unpaid 2006 Annual bonus to the Executive in the amount of $87,500, which amount shall include the previously stated bonus amount of $24,062.

d.
In addition, the Company shall pay any earned but unpaid base salary and unused vacation days accrued through the Executive’s last day of employment with the Company, which date shall be March 12, 2007, which amount is to be calculated according to the records of the Company and paid in full to the Executive.

3. The Executive’s options to purchase the Company’s common stock shall expire on the date of the termination of the Executive’s employment, which date shall be March 12, 2007.

4. At the time of the next underwritten public offering of common stock, the Executive shall offer 100% of his shares in such public offering with Executive as a “selling stockholder” under the related registration statement, which commitment shall be subject to a minimum floor sale price of $1.00 per share for each of the 4,097,088 shares owned by the Executive (such minimum floor sale price to be appropriately adjusted basis for any stock splits or reverse stock splits or combination and the like, which may occur). In such event, Executive would be required to execute such agreements and documents as are customary in connection with being a selling stockholder in an underwritten public offering. Executive’s participation shall be subject to a standard underwriters’ cutback permitting the exclusion of Executive’s shares if the lead underwriter advises Executive such cutback is necessary for marketing reasons (the “Underwriter’s Cutback”). Upon the execution of this Agreement, Executive shall also be obligated to sign the lock-up agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreement”) in favor of the underwriters restricting sales of Executive’s shares not sold in the public offering for the full period of the required underwriters’ lock-up following the consummation of an underwritten offering. The Lock-Up Agreement would apply to all Executive’s shares excluded pursuant to the Underwriter’s Cutback and all Executive’s shares that are otherwise not sold in the public offering, except that, the Company agrees to use commercially reasonable efforts to limit the term of Executive’s lock-up period to ninety (90) days following consummation of such underwritten offering (subject to extension in regulatory circumstances as specifically described in the Lock-Up Agreement). In the event that shares held by other stockholders of the Company (together with the Executive, the “Selling Stockholder”) are included in the public offering and the lead underwriter advises the Executive and the Company that some or all of the shares to be sold by the Selling Stockholders should be excluded from the public offering for marketing reasons, then the Company agrees that it shall use commercially reasonable efforts to arrange for such cut-back to be made on a pro rata basis among the Selling Stockholders (based upon the number of shares that each such Selling Stockholder proposes to include in the public offering); provided, however, that the Executive recognizes and agrees that the Company is subject to Section 3(c) of that certain Registration Rights Agreement, dated May 15, 2006 (the “Registration Rights Agreement”), that obligates the Company to give priority on cut-backs to any Selling Stockholder party to the Registration Rights Agreement. The Lock-Up Agreement shall expire if the public offering is not consummated on or before September 30, 2007.

5. Subject to the Lock-Up Agreement, in the event the Company does consummate an underwritten public offering on or before September 30, 2007, and/or the Executive does not sell all of his shares in such offering because such offering does not meet the minimum floor price of $1.00 per share or for any other reason, then the Executive’s remaining shares shall then be freely tradable in the open market promptly following the later of the expiration of the underwriters’ lock-up period or the expiration of the Lock-Up Agreement, subject to the limitations set forth in Rule 144 of the Securities Act of 1933, as amended, and compliance with applicable securities laws. If the Lock-Up Agreement expires as contemplated by the final sentence of Section 4 above or otherwise and the Executive still holds shares of the Company’s common stock, then upon the subsequent written demand of the Executive, the Company shall as soon as is reasonably practicable file with the SEC a registration statement relating to the resale by the Executive of all of his remaining shares and the Company shall use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable thereafter; provided, however, that the Company shall not be obligated to effect any such registration or keep such registration effective: (i) in any particular jurisdiction in which the Company would be required to qualify to do business as a foreign corporation or as a dealer in securities under the securities or blue sky laws of such jurisdiction or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case where it has not already done so or (ii) during any Blackout Period (as defined in the Registration Rights Agreement); provided, however, that the foregoing commitment to file and maintain an effective registration statement shall not apply to any shares held by the Executive that may be resold immediately without registration under Rule 144 of the Securities Act of 1933 if the Company’s counsel is willing to render a customary opinion to such effect, subject to the Executive making representations to such counsel as are customarily made in such context.

6. In no event shall Executive be permitted to “block” any underwritten public offering. Executive shall be required to sell the entirety of his shares in any such public offering provided such public offering is consummated at a price to the public of at least $1.00 per share (to be appropriately adjusted basis for any stock splits or reverse stock splits or combination and the like, which may occur).

7. The Company’s performance of its obligations under this Agreement shall not be construed or interpreted as an admission of any wrongdoing, fault, or liability by the Company.

8. The parties’ obligations under this Agreement are expressly conditioned upon the following:

a.
The Executive’s delivery to the Company of one copy of this Agreement, properly executed by the Executive and containing his original signature, along with further execution and/or delivery by the Executive of any and all other documents necessary to effectuate the provisions of this Agreement;

b.
The Executive’s representation that he has not instituted, and will not institute in the future, any actions, suits, claims, appeals, grievances, arbitration, complaints or charges with any court, tribunal or federal, state or city agency or other remedial body against the Company, its principals and/or affiliates relating to matters arising out of or involving the Executive’s employment with the Company, or the termination of that employment; except that nothing in this Agreement precludes the Executive from instituting a claim, charge, suit, action or appeal for the purpose of enforcing his contractual rights under this Agreement;

c.
The Executive’s agreement not to solicit or contact any person concerning the maintenance of any claims or actions whatsoever against the Company, its principals and/or affiliates; except that nothing in this Agreement precludes the Executive from responding to legal process;

d.
The Executive’s representation and warranty that he has not actually or purportedly, in whole or in part, assigned or transferred to any person or entity any claim which the Executive may have had or has against the Company and accordingly hereby agrees to indemnify, defend and hold harmless the Company for any claim based upon or arising out of such assignment or transfer;

e.
The Executive’s agreement that he shall perform all obligations under Section 13 of the Employment Agreement, “Non-Competition and Non-Solicitation,” except that such obligations shall only extend to the states of California, Arizona and Nevada and to certain named entities with whom the Company has material contracts, as set forth on the attached Exhibit A. The Executive’s obligations under Section 13 of the Employment Agreement shall continue for a period of one (1) year from the date of Executive’s resignation as President and Chief Operating Officer, and as a member of the Board of Directors of the Company;

f.	The Executive’s agreement that Section 12 of the Employment Agreement, “Confidential Information,” shall survive the termination of Executive’s employment and the execution of the Agreement;

g.
The parties’ agreement that (1) the Executive’s employment with the Company is not being terminated for “Cause,” (2) the Executive is not being removed as a Director of the Company for “Cause” and (3) the Executive is resigning as a director and officer of the Company in order to pursue other interests and not as the result of any disagreement;

h.
The parties’ agreement that they will not say, write or cause to be said or written, directly or indirectly, any statement that may be considered defamatory, negative, critical, malicious, belittling, unfavorable, pejorative, deprecatory, derogatory or disparaging with respect to the Executive or the Company, its principals and/or affiliates to any third party;

i.
The Company’s agreement that in response to any inquiries from prospective employers of the Executive, the Company shall state only the dates of the Executive’s employment with the Company and that the Executive served as the Company’s President and Chief Operating Officer, and as a member of the Board of Directors of the Company; and

j.
The Company’s agreement that upon execution of the Agreement, the Company shall undertake good faith efforts to obtain an expedited release of the Executive’s personal guaranty relating to the Loan and Security Agreement with TD Banknorth; and

k.
The Executive’s agreement to return all MMC files and materials, regardless of the format in which such files and materials exist, to MMC, including, but not limited to, MMC files currently stored on the Executive’s home computer which files the Executive agrees to provide to MMC in “disk format” and which files the Executive agrees to delete from his home computer, the Executive acknowledging that he is entitled to no payment from MMC hereunder until such files and materials are provided as described herein.

9. In consideration for the above, and except with respect to the performance of obligations contained in this Agreement, the Executive, on behalf of himself and all heirs, personal representatives, and assigns, by execution of this Agreement, does hereby fully, completely and unconditionally forever release and discharge the Company and its successors, assigns, current and former employees, directors, officers, trustees, shareholders, members, agents, parents, affiliates, subsidiaries, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities of and from any and all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown, including, but not limited to, such matters based on, arising out of, or related to the Executive’s employment with the Company or the termination of that employment. This release includes, but shall not be limited to, any and all claims for breach of contract, implied or express; impairment of economic or business opportunity; intentional or negligent infliction of emotional distress; false arrest; assault; battery; false imprisonment; prima facie tort; defamation; libel; slander; negligent termination; malicious prosecution; or any other tort, whether intentional or negligent; or any claim or cause of action known or unknown under Title VII of The Civil Rights Act of 1964; the Equal Pay Act; the Fair Labor Standards Act; the Employment Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under an employee benefit plan); the Rehabilitation Act of 1973; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991 (Public Law 102-106, 105 Stat. 1071-1100); the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the False Claims Act; the Labor Management Relations Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the United States Constitution or any other federal, state, county or municipal statute or ordinance relating to employment or any claims growing out of any restrictions on the Company’s right to terminate its employees, including, but not limited to, claims relating to wages, bonuses, contract or wrongful discharge. This Agreement covers claims of which the Executive currently may or may not have knowledge.

10. In consideration for the above, and except with respect to the performance of obligations contained in this Agreement and the Lock-Up Agreement, the Company, on behalf of itself and all its successors, assigns, current and former employees, directors, officers, trustees, shareholders, members, agents, parents, affiliates, subsidiaries, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities by execution of this Agreement, does hereby fully, completely and unconditionally forever release and discharge Executive and all heirs, and personal representatives from any and all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown. This release includes, but shall not be limited to, any and all claims for breach of contract, implied or express; impairment of economic or business opportunity; fraud; intentional or negligent infliction of emotional distress; prima facie tort; defamation; libel; slander; or any other tort, whether intentional or negligent; or any claim or cause of action known or unknown.

11. The Executive acknowledges and agrees that in the event of a breach of paragraph 8(e) or 8(f) above, the Company shall be entitled to appropriate injunctive relief, including an immediate temporary restraining order and/or permanent injunction without the necessity of the Company posting a bond.

12. The Executive acknowledges that he understands that this Agreement is a legally binding agreement and that the Company advised him to review it with legal counsel of his choice before executing the Agreement.

13. The Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation not set forth herein, made by the Company or any of its employees, agents, or attorneys with regard to the subject matter, basis or fact of this Agreement or otherwise.

14. The Executive acknowledges that this Agreement is intended to address and cover any rights he may have under the governing law. The Executive’s signature below will confirm that he is entering into this Agreement freely and with a full understanding of its terms and effect, including that he is giving up his right to bring any claim against the Company in accordance with Paragraph 9 above.

15. The Executive acknowledges that he has been given twenty-one (21) days during which to consider this Agreement and that he executes this Agreement freely and voluntarily and that he is under no duress at the time of his execution.

16. The Executive shall have a period of seven (7) calendar days from the date he signs this Agreement to revoke and cancel this Agreement (the “Revocation Period”). Any revocation and cancellation must be in writing, signed by the Executive and delivered in duplicative originals to the Company before the close of business of the seventh (7th) calendar day following the date the Executive signs this Agreement. This Agreement shall in no event become effective until such seven (7) day period passes.

17. The construction of this Agreement shall be in accordance with, and governed by, the law of the State of New York, without regard to New York’s conflict of law rules.

18. The parties consent to the exclusive jurisdiction of the Federal or State courts of the State of New York to resolve any and all disputes arising out of or relating to this Agreement.

19. This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof. This Agreement may be modified only by a subsequent and written instrument, executed by all parties.

20. This Agreement shall become effective, subject to its terms including, without limitation, the terms of Paragraphs 8(a), 8(k) and 16 above, when the Agreement has been signed by each of the parties.

21. This Agreement may be executed in counterparts and as so executed shall constitute one agreement, binding on all parties.

22. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect; except that if the releases contained herein are declared illegal, void or unenforceable by a court of competent jurisdiction, the entire Agreement shall become a nullity and any amounts paid in consideration hereunder shall be returned to the Company. The parties further agree to replace any other illegal, void or unenforceable provision of this Agreement with a legal, valid, and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such illegal, void or unenforceable provision.

IN WITNESS THEREOF, the undersigned have executed this Agreement on the dates noted below.

/s/ Martin Quinn
Martin Quinn

Date: March 12, 2007

ON BEHALF OF MMC ENERGY, INC.

/s/ Karl Miller
Karl Miller, CEO

Date: March 12, 2007

EXHIBIT A

Bingham Energy Consultants LLC
Calpine Power Services LLC
Camelot Technologies Group, Inc.
DLA Piper US LLP
Donelle Griffin
Emerson (Electronic Reliability Services, Inc.)
PPM Energy Incorporated
Pro Energy Services, LLC
RCAT (Incorporated)/Resource Catalyst
Robert Bingham
Sulzer Hickham, Inc.
Trimark Associates, Inc.
Wood Group Generator Services
Wood Group Pratt Whitney
Worley Parsons Group Inc
ZGlobal Engineering & Energy Solutions

EXHIBIT B

[Lock-Up Agreement]